SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 6, 2001
(Date of earliest event reported)

GENOMIC SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	Commission File No. 000-30549	38-3383038 (IRS Employer I.D. No.)

4355 Varsity Drive
Suite E
Ann Arbor, Michigan 48108
(Address of principal executive offices)

(734) 975-4800
(Registrant’s telephone number, including area code)

SIGNATURES
EXHIBIT INDEX
Amended and Restated Agreement and Plan of Merger
Voting Agreement

Item 5. Other Events.

     On September 6, 2001, Genomic Solutions Inc., Cartesian Acquiring Corporation, a wholly owned subsidiary of Genomic Solutions, Cartesian Technologies, Inc. and certain Cartesian Technologies stockholders entered into an Agreement and Plan of Merger under which Genomic agreed to acquire Cartesian Technologies through a merger of Cartesian Technologies into Cartesian Acquiring Corporation, Genomic’s wholly-owned subsidiary. On September 28, 2001, the parties executed an Amended and Restated Agreement and Plan of Merger.

     In the merger, each outstanding share of Cartesian Technologies common stock will be converted into the right to receive 4.16682 shares of Genomic common stock and a pro rata amount of the cash consideration. The aggregate cash consideration to be paid by Genomic will be $2.5 million. This amount, reduced by certain amounts owed by Cartesian Technologies for non-trade payable debts immediately before the merger, will be distributed prorata to Cartesian Technologies' stockholders together with Genomic Solutions common stock issued in the merger. Holders of Cartesian Technologies options may elect to exercise their options before the merger and receive shares of Genomic common stock and cash in the merger or to exchange their Cartesian Technologies options for replacement options to purchase Genomic common stock. If no Cartesian Technologies options are exercised before the merger, Genomic will issue 6,800,679 shares of common stock to stockholders of Cartesian Technologies and will issue replacement options to purchase 449,321 shares of Genomic common stock to holders of outstanding Cartesian Technologies stock options. For each share of Cartesian Technologies common stock acquired by a Cartesian Technologies option holder upon the exercise of a Cartesian stock option before the merger, an additional 4.16682 shares of Genomic common stock will be issued to Cartesian’s Technologies stockholders in the merger and the number of shares of Genomic common stock issuable to former Cartesian Technologies option holders under replacement options will be reduced by 4.16682 shares.

     The merger has been approved by the boards of directors of Genomic and Cartesian. The merger is subject to customary conditions, including approval by the stockholders of both companies. Certain majority stockholders of Cartesian have entered into a voting agreement with Genomic under which, among other things, they have agreed to vote their shares of Cartesian common stock to approve the merger. These stockholders own an aggregate of approximately 74.5% of the outstanding shares of Cartesian common stock. Directors and executive officers of Genomic owning an aggregate of approximately 44.12% of the outstanding shares of Genomic common stock have indicated that they intend to vote to approve the merger. The merger is expected to close in the fourth quarter of 2001.

     The description of the proposed merger and related transactions described in this report does not purport to be complete and is qualified in its entirety by reference to the amended and restated merger agreement and its exhibits, which is filed as Exhibit 2.1 to this report, and the voting agreement, which is filed as Exhibit 99.1 to this report, each of which is incorporated by reference herein.

Item 7. Financial Statements and Exhibits

(c)	Exhibits.

2.1	Amended and Restated Agreement and Plan of Merger dated September 28, 2001 among Genomic Solutions Inc., Cartesian Acquiring Corporation, Cartesian Technologies, Inc., and certain stockholders of Cartesian Technologies, Inc.

99.1	Voting Agreement dated September 6, 2001 among Genomic Solutions Inc., Cartesian Acquiring Corporation and certain stockholders of Cartesian Technologies, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENOMIC SOLUTIONS INC.,
a Delaware corporation

Date:	October 1, 2001		By: /s/ Jeffrey S. Williams
		Its:	Jeffrey S. Williams President and Chief Executive Officer

EXHIBIT INDEX

Exhibit		Filed
Number	Description	Herewith

2.1	Amended and Restated Agreement and Plan of Merger dated September 28, 2001 among Genomic Solutions Inc., Cartesian Acquiring Corporation, Cartesian Technologies, Inc., and certain stockholders of Cartesian Technologies, Inc.	X

99.1	Voting Agreement dated September 6, 2001 among Genomic Solutions Inc., Cartesian Acquiring Corporation and certain stockholders of Cartesian Technologies, Inc.	X